                                                                    EXHIBIT 4.10

                        UNANIMOUS SHAREHOLDERS AGREEMENT

MEMORANDUM OF AN AGREEMENT made as of the 20th day of March, 1998

BETWEEN:

                           STRIKER INDUSTRIES, INC. a corporation existing under and by virtue of the laws of the State of Delaware

                           (hereinafter referred to as "SII")

                                     - and -

                           STRIKER HOLDINGS (CANADA) INC., a corporation incorporated pursuant to the laws of Ontario

                           (hereinafter referred to as "Holdings")

                                     - and -

                           FIRST ONTARIO LABOUR SPONSORED INVESTMENT FUND LTD., a corporation incorporated pursuant to the laws of Ontario

                           (hereinafter referred to as "First Ontario")

                                     - and -

                           STRIKER PAPER CANADA, INC., a corporation incorporated pursuant to the laws of Ontario

                           (hereinafter referred to as the "Corporation").


CONTEXT OF THIS AGREEMENT

A. SII owns all of the issued and outstanding shares of the capital of Holdings.

B. The authorized capital of the Corporation consists of an unlimited number of common shares of which 15,027,649 are issued and outstanding and held as follows:

BENEFICIAL           NUMBER COMMON SHARES       PERCENTAGE FULLY DILUTED
SHAREHOLDER
----------------   ------------------------   ----------------------------
Holdings                 11,270,737                       75%
First Ontario             3,756,912                       25%

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                                      -2-


B. SII, Holdings and First Ontario have entered into this Agreement as being in their respective best interests in governing their respective investments in the Corporation and the Corporation enters into this Agreement to acknowledge certain of its provisions which are binding upon or affect the Corporation.

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the premises and the mutual covenants and agreements herein contained and for other good and valuable consideration, the receipt and adequacy of which are acknowledged, the parties hereto agree as follows:


                            PART 1.0 - INTERPRETATION

1.1 DEFINITIONS. For the purposes of this Agreement and where the context does not otherwise require, terms shall have the meanings assigned thereto in Schedule A annexed hereto.

1.2 SECTIONS AND HEADINGS. The division of this Agreement into parts and sections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement. The terms "this Agreement", "hereof", "hereunder" and similar expressions refer to this Agreement and not to any particular part, section or other portion hereof and include any agreement or instrument supplemental or ancillary hereto. Unless something in the subject matter or context is inconsistent therewith, references herein to parts and sections are to parts and sections of this Agreement.

1.3 NUMBER & GENDER. Words importing the singular number only shall include the plural and vice versa and words importing gender shall include the masculine, feminine and neuter genders.

1.4 ACCOUNTING PRINCIPLES. References in this Agreement to GAAP shall be to the GAAP from time to time established by the Canadian Institute of Chartered Accountants, or any successor institute, applicable as at the date on which such calculation is made or required to be made, provided that if GAAP shall change subsequent to the date hereof, all calculations herein contemplated shall be based upon GAAP in effect on the date hereof.

1.5 ENTIRE AGREEMENT. This Agreement and the attached schedules constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes any prior understandings, negotiations and agreements between the parties hereto with respect thereto. There are no representations, warranties, terms, conditions, undertakings or collateral agreements, express, implied or statutory, between the parties other than as expressly set forth in this Agreement.

1.6 APPLICABLE LAW. This Agreement shall be construed and enforced in accordance with the laws of Ontario and the laws of Canada applicable therein. Each party hereby irrevocably attorns to the jurisdiction of the courts of the Province of Ontario.

1.7 AMENDMENTS AND WAIVERS. No amendment to this Agreement shall be valid and binding unless set forth in writing and duly executed by all of the parties hereto. No waiver of any breach of any provision of this Agreement shall be effective or binding unless made in writing and signed by the party purporting to give the same and, unless otherwise provided in the written waiver, shall be limited to the specific breach waived.

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                                      -3-


1.8 SEVERABILITY. If any provision of this Agreement is determined to be invalid or unenforceable in whole or in part, such invalidity or unenforceability shall attach only to such provision or part thereof and the remaining part of such provision and all other provisions hereof shall continue in full force and effect.

1.9      TIME.  Time shall be of the essence in this Agreement.

1.10 CURRENCY. Unless otherwise specified, all references herein to currency shall be references to currency of Canada.

1.11 UNANIMOUS SHAREHOLDER AGREEMENT. This Agreement shall be construed as a unanimous shareholder agreement within the meaning of the Act. The rights, powers and duties of the directors and all other individuals who become directors of the Corporations to manage or supervise the management of the business and affairs of the Corporation are restricted to the extent herein provided and the Shareholders agree to assume all such rights, powers and duties of the directors and of all other persons who become directors of the Corporation.


              PART 2.0 - COVENANTS, REPRESENTATIONS AND WARRANTIES

2.1 GENERAL. Each Shareholder hereby represents and warrants to each other Shareholder and to the Corporation that such Shareholder:

         (a) is neither a party to nor bound by any agreement regarding the ownership of its Shares, other than this Agreement and, in the case of Holdings, the Pledge Agreement;

         (b) is not a party to, bound by or subject to any indenture, mortgage, lease, agreement, instrument, charter or bylaw provision, statute, regulation, order, judgement, decree or law which would be violated, contravened or breached by, or under which any default would occur as a result of the execution and delivery of such Shareholder of this Agreement or the performance by such Shareholder of any of the terms hereof; and

         (c) owns its Shares beneficially and as of record with good and marketable title thereto free and clear of all legal rights and encumbrances, other than rights arising under this Agreement and, in the case of Holdings, the Pledge Agreement.

2.2 THE CORPORATION. The Corporation hereby represents and warrants to First Ontario that, as of the date of this Agreement:

         (a) the Corporation is a taxable Canadian corporation within the meaning of the Income Tax Act (Canada);

         (b) the Corporation carries on no business other than the Business;

         (c) not less than 90% of the fair market value of the property of the Corporation is attributable to property used by the Corporation in the Business;

         (d) the Corporation and all corporations related to it have fewer than 501 employees and the ordinary place of employment for 50% or more of its full time employees is located in the Province of Ontario and the wages and salaries payable to the employees whose ordinary place of employment is located in the Province of Ontario constitutes 50% or more of the total payroll expense of the Corporation;

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                                      -4-


         (e) the carrying value of the assets of the Corporation and all corporations related to it (determined in accordance with GAAP) does not exceed $50,000,000; and

         (f) there are no outstanding options or agreements by the Corporation to issue securities in the capital of the Corporation and no understandings capable of becoming such agreements.


                                 PART 3.0 - TERM

3.1 TERM. This Agreement shall come into force and effect as of the date set out above and shall continue in force until the earlier of:

         (a) the date on which only one or no Shareholder holds Shares in the Corporation as the result of transfers of Shares permitted pursuant to the provisions of this Agreement;

         (b) the date on which the Corporation is wound up or dissolved in accordance with the applicable provisions of the Act through a process permitted pursuant to the provisions of this Agreement; and

         (c) the date on which all the shareholders mutually agree to terminate this Agreement.


                              PART 4.0 - MANAGEMENT

4.1 NUMBER AND NOMINATION OF DIRECTORS. The Board shall consist of not more than five (5) directors as follows:

         (a) Not more than two directors shall be members of the management of the Corporation or SII (the "Management Directors");

         (b) One of the directors shall be a individual nominated by First Ontario acting arm's length in relationship to First Ontario (the "First Ontario Independent Director");

         (c) One of the directors shall be an individual nominated by First Ontario, which individual need not be acting at arm's length in relationship to First Ontario (the "First Ontario Nominee"); and

         (d) The remaining director shall be an independent director and acting at arm's length in relationship to First Ontario, the Corporation and SII and satisfactory to both First Ontario and SII (the "Independent Director").

The parties shall employ their best efforts to ensure that the Board is constituted as provided in this section 4.1 within 90 days following the delivery of this Agreement.

4.2      QUORUM.

         (a) Subject to the provisions of subsection (b) hereof, the quorum for any meeting of the Board shall be a majority of the directors provided that such quorum shall include the First

                  Ontario Nominee (if they shall have been appointed) and at least one of the Management Directors.

         (b) If any properly called meeting of the Board shall fail to be properly constituted for the conduct of business as a result of the failure to satisfy the quorum requirement, then the meeting shall be adjourned to a day which shall be not less than two Business Days following the originally scheduled meeting on notice to all the directors (the "Adjourned Meeting"). The quorum for such Adjourned Meeting shall be a majority of the directors.

4.3      CHANGING THE BOARD ON MAJOR DEFAULT. If a Major Default (as defined in
Part 12.0) shall occur, then First Ontario may require that the Board be reduced to one (1) director and that all of the Directors, excluding one of the First Ontario Nominees, shall resign. The Shareholders shall exercise their rights as shareholders of the Corporation to cause the reduction in the Board contemplated herein.

If the Major Default which gave rise to the reduction in the size of the Board is remedied or waived by the party entitled to the performance of the matter in default, then, after the elapse of a period of twelve (12) months following such remedy or waiver, the size of the Board shall revert to five (5), including the First Ontario Nominees, and the provisions of section 4.1 shall apply.

In the event of a Major Default, First Ontario will also have the option of terminating and/or replacing any officer or employee of the Corporation.

4.4 PARTICIPATING OBSERVER STATUS. In addition to, or in substitution for, the First Ontario Nominee, First Ontario shall be entitled to appoint and individual to act as an observer at all board meetings ("First Ontario Observer"). The First Ontario Observer shall be entitled to:

         (a)      attend all board meetings (formal and informal);

         (b) attend and participate in all discussions of the business of the Board;

         (c) receive notice of all meetings, copies of all agenda, reports and other materials distributed to the directors in advance of meetings contemporaneously with the delivery of such material to the directors;

         (d) cause matters be placed upon the agenda of Board meetings for discussion and a determination by the directors.

4.5      REIMBURSEMENT AND D&O INSURANCE.  The Corporation shall:

         (a) reimburse the First Ontario Nominee and any First Ontario Observer who attend and participate in meetings on behalf of First Ontario as contemplated by section 4.4 for all reasonable out-of-pocket costs and expenses associated with such participation as First Ontario Nominee or observer, as the case may be;

         (b) remunerate the First Ontario Independent Director and the Independent Director for their participation as directors of the Corporation at a rate of not less than $500 per meeting attended and $5,000 per year as an annual director's fee; and

         (c) provide and maintain in good standing a policy of directors and officers insurance for all of the Corporation's directors and senior officers in form and substance satisfactory to First Ontario, acting reasonably.

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                                      -6-


4.6 BOARD MEETINGS. The Board shall meet on a monthly basis until such time as the Corporation's Thorold plant facility is operating at a production capacity of greater than 2,040 tons of dry felt per month produced and sold ("Benchmark Capacity") for at least 3 consecutive months, thereafter the Board shall meet at least on a quarterly basis. In the event that the capacity of the Corporation falls below the Benchmark Capacity for a period of 3 consecutive months, then the Board shall again meet on a monthly basis until the Benchmark Capacity is maintained for a period of 3 consecutive months. The determination of whether the Benchmark Capacity has been reached shall be made by First Ontario or its representative, in either case acting reasonably. Meetings of the Board may take place by telephone to the extent and under the conditions permitted by the Act.

4.7      REPORTING OBLIGATIONS.

         (a) The Corporation shall deliver to First Ontario Management Ltd., or such other party as First Ontario may otherwise from time to time direct:

                  (i) within 90 days of the Fiscal Year end of the Corporation, one copy of its annual financial statements which shall be prepared on a consolidated basis by the auditor of the Corporation, including the balance sheet and statements of income, retained earnings and changes in financial position, together with a detailed unqualified report of the auditors of the Corporation and all supporting notes and schedules (the "Annual Financials");

                  (ii) within 90 days of the Fiscal Year end of the Corporation, a certificate signed by the President or Chief Financial Officer of the Corporation to the effect that the Annual Financials present fairly the financial position of the Corporation at the date thereof and have been prepared in accordance with GAAP;

                  (iii) within 30 days prior to the end of each Fiscal Year an annual business plan and forecast for the next two Fiscal Years consisting of:

                           A. monthly detailed pro forma balance sheets, income statements and statements of changes in financial position for the Corporation (all prepared in accordance with GAAP) together with such explanations, notes and supporting information which are required to explain and supplement the information so provided and key assumptions (particularly relating to revenues, gross margins, costs and working capital);

                           B. a written bullet point commentary by the President or the Chief Financial Officer of the Corporation describing any changes in any Fiscal Year's budget compared to the most recent previously submitted plan and forecast for such Fiscal Years;

                           C. a capital expenditure plan indicating the nature and amount of capital expenditures proposed to be incurred in such Fiscal Years; and

                           D. a sales forecast by month for the following Fiscal Year setting out anticipated revenue and by customer with prior year comparatives and a brief note explaining each line of the said forecast; and

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                                      -7-


         (b) within 20 days after the end of each month a monthly financial report consisting of:

                           A.       monthly and year-to-date financial
                                    statements on a consolidated basis in a form consistent with the business plan and as normally prepared by management for its own use (the "Monthly Financials") which shall contain a comparison of budget to the actual results of both the current and prior year, a calculation of all the financial covenants provided for in section 7.2 of the Subordinated Loan Agreement, and a calculation as at the end of each month of the number of days of receivables, days of inventory on an aggregate basis and days of payables reflected in each monthly statement;

                           B.       a report of aged accounts receivable by
                                    customer;

                           C. for each of the first 6 months following Closing, a report on accounts payable to monitor performance under the payout agreements in Schedule P to the Subordinated Loan Agreement;

                           D. a written bullet point commentary signed by the President or the Chief Financial Officer of the Corporation on the material variances in actual results to date from budgeted results anticipated and on the outlook for the Business of the Corporation for the balance of the Fiscal Year in comparison to the budget for that Fiscal Year;

                           E. a certificate signed by the either the President or the Chief Financial Officer of the Corporation stating that:

                                    (1)     the amounts of vacation pay, wages,
                                            source deductions and taxes required
                                            to be remitted by the Corporation
                                            and those said amounts not yet due
                                            have been or will be so remitted in
                                            a timely fashion and are in good
                                            standing since the date of the last
                                            such certificate;

                                    (2)     the property and Business operations
                                            and activities of the Corporation
                                            are to the best knowledge of such
                                            officers in compliance in all
                                            material respects with all
                                            Environmental Laws and Environmental
                                            Orders or describing in reasonable
                                            detail any such non-compliance; and

                                    (3)     that the Corporation is not in
                                            breach of any of the covenants or
                                            representations and warranties
                                            contained herein, or if such is not
                                            the case, providing detailed
                                            particulars of all such breaches,
                                            together in either case with
                                            reasonably detailed evidence of
                                            compliance with all financial
                                            covenants contained herein;

                           F. for each of the first 5 Fiscal Quarters (or such longer period as First Ontario Management Ltd. may request), a summary of payments made to each creditor of its Business referred to in clause 7.1(f)C of the Subordinated Loan Agreement in the month then ended;

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                                      -8-


                  (i) coincident with their delivery to the applicable Secured Lenders, a copy of all reports and notices given or delivered to either of the Secured Lenders to the extent that they are not duplicative of the information provided for in the section 7.1(e) of the Subordinated Loan Agreement;

                  (ii) within 10 days of the respective filing with the appropriate governmental authority, the most current 10Q and 10K securities filings relating to SII together with any attachments thereto; and

                  (iii) upon each request, such further information concerning the financial position and Business operations as First Ontario may from time to time request.

                  All forecasts and projections contemplated in the financial reports and summaries described above shall be prepared by management of the Corporation based on the best available information and shall be applied on the basis of an analysis which shall be consistently applied.

4.8 SII MONTHLY REPORTING. If the working capital of SII is less than [insert figure] at any time during a given month, the Corporation shall cause SII to provide within 20 days after the end of the particular month a monthly financial report consisting of:

                           A.       monthly and year-to-date financial
                                    statements on a consolidated basis in the form normally prepared by management for its own use (the "Monthly Financials") which shall contain a comparison of budget to the actual results of both the current and prior year;

                           B.       a report of aged accounts receivable by
                                    customer;

                           C. for each of the first 12 months following Closing, a report on accounts payable to monitor performance under the payout agreements in Schedule P to the Subordinated Loan Agreement;

                           D. a written bullet point commentary signed by the President or the Chief Financial Officer of the Corporation on the material variances in actual results to date from budgeted results anticipated and on the outlook for the business of SII for the balance of the Fiscal Year in comparison to the budget for that Fiscal Year; and

                           E. for each of the first 5 Fiscal Quarters (or such longer period as First Ontario Management Ltd. may request), a report providing a summary of compliance or non-compliance by SII with all agreements with creditors of SII which have agreed to defer or postpone their right to receive payments.

4.9 ANNUAL BUSINESS PLAN REQUIRING APPROVAL OF FIRST ONTARIO. The annual business plan to be delivered to First Ontario Management Ltd. within 30 days prior to the end of each Fiscal year pursuant to the Subordinated Loan Agreement shall be subject to the written approval of First Ontario.

4.10 MAINTAIN BOOKS & RECORDS. The Corporation shall maintain accurate and complete books and records of all transactions, receipts, expenses, assets and liabilities of the Corporation in accordance with GAAP, consistently applied.

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                                      -9-


4.11 ACCESS RIGHTS - GENERAL. First Ontario, or its financial advisors, Crosbie Capital Management Inc. (or such other financial advisor as First Ontario may subsequently appoint), or their legal counsel, Gowling, Strathy & Henderson (or such other legal counsel as First Ontario may subsequently appoint), or any other First Ontario's authorized agents which work exclusively for First Ontario (which, without limiting the generality of the foregoing, includes all of First Ontario's employees) shall have the right, exercisable as frequently as First Ontario determines to be appropriate (acting reasonably), during normal business hours (or at such other times as First Ontario may request, acting reasonably), to inspect and audit the properties and facilities of the Corporation and to inspect, audit and make extracts and photocopies from the Corporation's records, files and books of account. Upon one and a half hour prior notice by telephone or facsimile transmission, all other First Ontario agents shall have the right, exercisable as frequently as First Ontario determines to be appropriate (acting reasonably), during normal business hours (or at such other times as First Ontario may request, acting reasonably), to inspect and audit the properties and facilities of the Corporation and to inspect, audit and make extracts and photocopies from the Corporation's records, files and books of account.

4.12 ACCESS RIGHTS - CONFIRMATION OF EBITDA. Without limiting the generality of the foregoing section 4.11, for the purposes of determination of EBITDA in connection with the exercise of the put or call rights provided in this Agreement, First Ontario may, at its option and at the expense of the Corporation, employ an independent accounting firm for the purposes of confirming the results of the Corporation's reported EBITDA.

4.13 APPOINTMENT OF A MONITOR. If there shall be a Major Default, First Ontario may require that the Corporation retain Crosbie Capital Management Inc. or such other party as First Ontario may direct as a monitor to provide on-going reports to First Ontario on the financial condition and prospects of the Corporation. The reasonable expenses of such monitor, which shall not exceed $12,000 per month plus goods and services tax, shall be paid by the Corporation.

4.14 MATTERS REQUIRING APPROVAL OF FIRST ONTARIO. In addition to any other approval required by law or pursuant to the Articles or by-laws of the Corporation, none of the following shall be effected without the prior written consent of First Ontario;

         (a) any change to the arrangements (including inter-corporate charges and management fees) relating to the provision of management services or senior executive employees to the Corporation (including without limitation salary, bonuses, benefits, incentive payments and director's fees);

         (b) the making of any contract between the Corporation and any Person not dealing at Arm's Length with the Corporation or the making of any payment or the provision of any guarantee, indemnification or other form of financial assistance to any Person not dealing at Arm's Length with the Corporation;

         (c) the setting aside of funds for payment, declaration or payment of any dividends or like distributions;

         (d)      any material change to the nature or scope of the Business;

         (e) any response to offers to finance, proposal relating to an IPO, takeover bid or offer to acquire the Business or Shares of the Corporation;

         (f)      any change to the fiscal year end of the Corporation;

         (g)      any change in the auditors of the Corporation;

         (h) the making of any capital expenditures in excess of those contemplated in the Cash Flow Plan;

         (i) the incorporation of any subsidiary, or the acquisition, either directly or indirectly, of all or substantially all of the assets or capital stock of any Person;

         (j) the redemption of any Shares, the repayment of any loans owed by the Corporation to any Related Parties or the payment of any bonus payments, commissions, or special fees or payments to any of the officers or directors of the Corporation or to Persons not dealing at Arm's Length with the Corporation, except as contemplated by employment agreements and consulting contracts with the Corporation which are disclosed to First Ontario;

         (k) the issuance of any shares in the capital of the Corporation or any securities, rights, warrants or options convertible into or exchangeable for, or carrying the right to subscribe for, shares in the capital of the Corporation;

         (l) the conversion, reclassification, subdivision, consolidation, exchange, redesignation or any other change to any of the shares in the capital of the Corporation;

         (m) the merger, amalgamation, continuance, reorganization or consolidation of the Corporation or the approval of any plan of arrangement, whether statutory or otherwise;

         (n) the taking or instituting of proceedings for the winding-up, re-organization or dissolution of the Corporation;

         (o) the filing of any proposal under the Bankruptcy and Insolvency Act or the Corporate Creditors Arrangements Act;

         (p) the sale, lease, exchange or other disposition of all or substantially all of the assets of the Corporation or any sale, lease, exchange, or other disposition of any such assets out of the ordinary course of business;

         (q) the engagement of any financial consultant by the Corporation other than Crosbie Capital Management Inc.; or

         (r) the enactment, revocation or amendment of the Articles or by-laws of the Corporation.

4.15 POLICY RE: NEPOTISM. The Corporation shall not, without the consent of all Shareholders, employ any individual, directly or indirectly, who is related to any of the Shareholders either by marriage, birth or adoption.

4.16 INTER-COMPANY ACCOUNTS. All inter-corporate receivables owed by SII and/or Holdings to the Corporation or by the Corporation to SII and/or Holdings as the case may be shall be paid within 35 days of their invoice date. All such inter-corporate receivables shall be disclosed by the Corporation to First Ontario in the monthly reports provided pursuant to this Part 4.0.

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4.17     SII MANAGEMENT FEES Except as provided in this section 4.17, monthly management fees payable by the Corporation to SII ("SII Management Fees") shall not exceed $20,000 ($US) per month. If David Collins stays in Thorold and manages the Thorold facility on the basis of two weeks per month during the first six months following the date hereof and the Corporation is therefore not required to hire a plant manager for such period of time, then the SII Management Fees shall be increased by an amount which is equivalent to half the salary of a plant manager as allocated in the Cash Flow Plan (as defined in the Subordinated Loan Agreement). Entitlement to and payment of the SII Management Fees are subject to the following conditions:

         (a) prior to the payment of any SII Management Fees, the Corporation's Working Capital (as defined in section 4.18 hereof) at the end of the preceding month must exceed US$130,000;

         (b) in addition to the foregoing section 4.17(a), for any time prior to March 1, 1999:

                  (i) SII Management Fees shall not be paid unless and until monthly EBITDA exceeds US$105,000;

                  (ii) the percentage of SII Management Fees payable will be determined pro-rata, on the basis of a monthly EBITDA range of US$105,000 to US$160,000. For example (and assuming that all other conditions precedent to the receipt of SII Management Fees have been met):

                           A. where monthly EBITDA equals or exceeds US$160,000, SII will be entitled to 100% of the SII Management Fee for the corresponding month; and

                           B. where monthly EBITDA equals or exceeds US$132,500 SII will be entitled to 50% of the SII Management Fee for the corresponding month;

                  (iii) subject to 4.17 (d), any portion of SII Management Fees in respect of the period prior to March 1, 1999 and which are not paid during that period shall accrue and be paid to SII only when and if the following conditions are met:

                           A. the Corporation's Working Capital (as defined in section 4.18 hereof) at the end of the preceding month exceeds US$130,000; and

                           B.       the monthly EBITDA exceeds US$105,000;

         (c) for any period on or after March 1, 1999, and after payment of the Subordinated Loan, SII Management Fees may exceed US$20,000 provided that i) the other conditions precedent set out in this section are met and ii) the Corporation has a cash balance of $1,000,000 in a designated and restricted account, which balance may only be used to pay the Put Price to First Ontario; and

         (d) SII Management Fees shall not be paid or payable, and shall not accrue, with respect to any month in which First Ontario fails to receive any payment which is due from the Corporation, including interest or principal ("Default Month"). For greater certainty, the right to receive any SII Management Fees which would otherwise be paid or payable with respect to a Default Month is waived by SII.

4.18 WORKING CAPITAL. For the purposes of this Part 4.0, "Working Capital" means the sum of cash, accounts receivable and inventory, less accounts payable, accrued liabilities and short term bank debt.

4.19 SII BOARD OF DIRECTORS. SII shall pay the First Ontario SII Director and any First Ontario SII Observer who attend and participate in meetings of the board of directors of SII on behalf of First Ontario for all reasonable out-of-pocket costs and expenses associated with such participation as First Ontario Nominee or observer, as the case may be.


                PART 5.0 - SHARE TRANSFERS AND PLEDGES RESTRICTED

5.1 GENERAL PROHIBITION. Except as otherwise permitted by this Agreement or the Pledge Agreement, no Shareholder shall sell, transfer, assign, pledge, charge, mortgage or in any other way dispose of or encumber its Shares or its rights under this Agreement without first complying with all of the provisions of this Agreement unless, prior to the disposition or encumbrance of its Shares, all of the Shareholders have consented in writing to such disposition or encumbrance.


              PART 6.0 - PRE-EMPTIVE RIGHTS ON ISSUES FROM TREASURY

6.1 NOTICE OF PROPOSED ISSUE FROM TREASURY. No additional Shares may be issued from treasury without the consent of First Ontario. If any additional Shares are to be issued from treasury, the Corporation shall first offer such Shares (the "Offered Shares") to the Shareholders by a written invitation to subscribe for the Offered Shares (the "Invitation") setting out reasonable details of the Corporation's intention to issue additional Shares and the number and class thereof to be so issued.

6.2 PRE-EMPTIVE RIGHT TO PURCHASE TREASURY STOCK. Each of the Shareholders shall have the right to purchase its Proportionate Share of the Offered Shares (rounded to the nearest whole number). The purchase price payable by a Shareholder pursuant to this section shall be a price at least as favourable as the price at which the offered shares are offered to any other parties. The Shareholders shall have 30 Business Days from their receipt of the Invitation in which to take up and pay for all or any part of the number of the Offered Shares that they are entitled to purchase.

6.3 SALE OF THE REMAINING SHARES. In the event that any of the Offered Shares have not been taken up and paid for by the Shareholders within the time limit stipulated in section 6.2 (the "Residual Shares") then the Residual Shares may be issued to such Persons acting at Arm's Length with the Corporation and its Shareholders as the directors in their discretion determine, provided that such Persons execute and deliver a Confirmation and Acknowledgement and provided that any such issue of the Residual Shares must be completed within 60 Business Days of the Invitation given with respect to the Offered Shares.


                      PART 7.0 - SALE OF SHARES SUBJECT TO
                   RIGHT OF FIRST REFUSAL AND TAG ALONG RIGHTS

7.1 DEFINED TERMS USED IN THIS PART. For the purposes of this Part 7.0, the following terms shall have the following meanings respectively:

         (a) "OVER-SUBSCRIBING PURCHASER" means a Purchasing Shareholder which has offered to purchase more than its Pro Rata Entitlement in its Purchase Notice (as defined in section 7.5 hereof);

         (b) "PURCHASING SHAREHOLDER" means a Remaining Shareholder (as defined in section 7.2 hereof) which has delivered a Purchase Notice;

         (c) "PRO RATA ENTITLEMENT" means, with respect to each particular Purchasing Shareholder, a number of Shares equal to the product obtained by multiplying the number of Offered Shares (as defined in section 7.2 hereof) by a fraction, the numerator of which is the number of Shares held by the particular Purchasing Shareholder and the denominator of which is the total number of Shares held by all the Purchasing Shareholders; and

         (d) "UNDER-SUBSCRIBING PURCHASER" means a Purchasing Shareholder which has offered to purchase less than its Pro Rata Entitlement in its Purchase Notice.

7.2 SALE SUBJECT TO FIRST RIGHT OF REFUSAL AND TAG ALONG. If any Shareholder (the "Selling Shareholder") receives a bona fide written offer (the "Offer") from any Person (the "Third Party Purchaser") to purchase all or any part of the Shares owned by the Selling Shareholder (the "Offered Shares") which Offer is conditionally accepted by the Selling Shareholder, the Selling Shareholder shall forthwith give notice of the Offer (the "Sale Notice") to the Corporation and to the other Shareholder(s) (the "Remaining Shareholders").

7.3      CONTENTS OF THE NOTICE. The Sale Notice shall set out:

         (a) reasonable evidence that the Selling Shareholder has accepted the Offer subject only to compliance with the provisions of this Agreement;

         (b) the date of closing for the proposed transaction (the "Transaction Closing Date");

         (c)      the number of Offered Shares to be sold; and

         (d) the terms upon which and the price at which (the "Purchase Price"), the Offered Shares will be sold pursuant to the Offer.

7.4 RIGHT TO PURCHASE OFFERED SHARES. Upon the Sale Notice being given, each of the Remaining Shareholders shall have the right to:

         (a) subject to the provisions of sections 7.6 and 7.7 hereof, purchase all or any part of the Offered Shares for the Purchase Price, by delivering a Purchase Notice as more particularly set out in section 7.5 hereof; or

         (b) require the Selling Shareholder to purchase the Shares held by such Remaining Shareholder by delivering a Tag Along Notice as defined and more particularly set out in section 7.8 hereof.

For greater certainty, where there is more than one Remaining Shareholder, a Remaining Shareholder may deliver both a Tag Along Notice and a Purchase Notice, with the effect that, subject to section 7.10 hereof, such a Remaining Shareholder shall preserve its right to sell under a Tag Along Notice in the event that the transaction contemplated by the Purchase Notices is not completed for any reason.

7.5 PURCHASE NOTICE. A Remaining Shareholder may, not later than 25 Business Days after receipt of the Sale Notice, deliver to the Selling Shareholder a notice in writing (the "Purchase Notice") to purchase a specified number of the Offered Shares for the Purchase Price on the later of the Transaction

Closing Date or the first Business Day which is 40 Business Days following delivery of the Sale Notice to the Remaining Shareholder(s).

7.6 RESOLUTION TO OVER-SUBSCRIPTION. Where more than one Purchasing Shareholder delivers a Purchase Notice, each such Purchasing Shareholder shall be entitled to purchase such number of the Offered Shares specified in its Purchase Notice, unless the aggregate number of Shares to be purchased by all Purchasing Shareholders as specified in all such Purchase Notices exceeds the number of the Offered Shares and in that event:

         (a) each Under-Subscribing Purchaser shall be entitled to purchase such number of the Offered Shares specified in its Purchase Notice; and

         (b) each particular Over-Subscribing Purchaser shall be entitled to purchase that number of Offered Shares equal to the product obtained by multiplying the difference obtained by subtracting the number of Shares allocated pursuant to subsection 7.6(a) above from the total number of Offered Shares by a fraction, the numerator of which is the number of Shares held by the particular Over-Subscribing Purchaser and the denominator of which is the number of Shares held by all the Over-Subscribing Purchasers.

7.7 PURCHASE NOTICES NOT VALID UNLESS FULLY SUBSCRIBED. The Purchase Notices shall be void and without effect, unless the aggregate number of Shares to be purchased pursuant to the Purchase Notices delivered is equal to or exceeds the number of Offered Shares.

7.8 TAG ALONG NOTICE. A Remaining Shareholder may, not later than 30 Business Days after receipt of the Sale Notice, deliver to the Selling Shareholder a notice in writing (the "Tag Along Notice") to the Selling Shareholder requiring the Selling Shareholder to purchase that number of Shares held by the particular Remaining Shareholder equal to the product obtained by multiplying the number of Shares held by that particular Remaining Shareholder by a fraction, the numerator of which is the number of Offered Shares and the denominator of which is the number of Shares held by the Selling Shareholder for a purchase price per Share equal to:

         (a) in the case of a Remaining Shareholder which is not First Ontario, the purchase price per Share provided for in the Offer; and

         (b) in the case of a Remaining Shareholder which is First Ontario, the greater of:

                  (i)      the Sale Value; and

                  (ii) the purchase price per Share provided for in the Offer,

on the later of the Transaction Closing Date or the first Business Day which is 45 Business Days following delivery of the Sale Notice to the Remaining Shareholder(s).

7.9 TAG ALONG EFFECTIVE ONLY IF FIRST RIGHT OF REFUSAL NOT EXERCISED. The transaction of purchase and sale contemplated by the Tag Along Notice shall be completed only if the Purchasing Shareholders have not purchased all of the Offered Shares pursuant to the Purchase Notices.

7.10 DEFAULTING OFFEREE MAY NOT TAG ALONG. A Purchasing Shareholder which fails to complete the purchase of Offered Shares pursuant to that Purchasing Shareholder's Purchase Notice shall not have the right to participate in the sale of its Shares pursuant to a Tag Along Notice.

7.11 CONDITION PRECEDENT TO SALE BY SELLING SHAREHOLDER. If the Selling Shareholder shall fail to complete the purchase of the Shares of a Remaining Shareholder as contemplated by a Tag Along Notice, none of the Offered Shares shall be transferred to the Third Party Purchaser pursuant to the Offer.

7.12 OBLIGATION RELEASED IF THIRD PARTY DEFAULTS. The obligation of the Selling Shareholder to purchase and the Remaining Shareholder to sell pursuant to either a Purchase Notice or a Tag Along Notice shall be released and of no further effect if the Third Party Purchaser shall neglect or fail to complete the purchase from the Selling Shareholder contemplated by the Offer.

7.13 WHAT SHARES CAN BE SOLD TO THE THIRD PARTY PURCHASER. Provided that the Selling Shareholder has complied with the provisions of this Part 7.0 and has purchased all Shares tendered to the Selling Shareholder pursuant to all Tag Along Notices, the Selling Shareholder may sell the Offered Shares to the Third Party Purchaser on the later of:

         (a) the date fixed in section 7.8 hereof for the completion of the Tag Along Notice transaction, or

         (b)      the Transaction Closing Date,

for a price equal to the Purchase Price and on other terms no more favourable to the Third Party Purchaser than those set forth in the Notice, provided that the Third Party Purchaser shall execute and deliver a Confirmation and Acknowledgment prior to the completion of such transaction.

7.14 EFFECT OF CONFIRMATION & ACKNOWLEDGMENT. Any Person executing a Confirmation & Acknowledgment shall be deemed to be an original party to this Agreement and shall be bound by its terms and shall have the benefit of its provisions.


                        PART 8.0 - DRAG ALONG OBLIGATIONS

8.1 TAKEOVER BID RECEIVED. If the Corporation or any of the Shareholders receives a bona fide written all cash offer from any Person who is at Arm's Length to purchase all but not less than all of the Shares (a "Takeover Offer"), the Person in receipt of the Takeover Offer shall forthwith provide written notice and details of the same to all the other Shareholders. The Shareholders and/or their respective representatives shall meet to discuss the Takeover Offer as soon as possible and in any event within 15 Business Days of receiving such notice.

8.2 NOTICE OF ACCEPTANCE OR REJECTION. Within 25 Business Days after the discussion of the Takeover Offer contemplated by section 8.1, each Shareholder shall indicate by notice in writing to the other Shareholders whether such Shareholder proposes to accept or reject the Takeover Offer.

8.3 MINORITY SELLER SITUATION. If Shareholders who own fifty (50%) percent or less of the Shares (which Shareholders are collectively referred to as the "Minority Sellers") wish to accept the Takeover Offer, then the Minority Sellers shall have the right exercised by notice in writing to the other Shareholder(s) (the "Demand Notice") to require the other Shareholder(s) to purchase the Shares of the Minority Sellers on terms and conditions equivalent to those of the Takeover Offer, provided that notwithstanding any terms in the Takeover Offer to the contrary, the Transaction Closing Date for the transaction shall be the earlier of:

                  (i) the transaction closing date provided for in the Takeover Offer; and

                  (ii)     30 days following delivery of the Drag Along Notice.

8.4 MAJORITY SELLER SITUATION. If Shareholders who own more than fifty (50%) percent of the Shares (which Shareholders are collectively referred to as the "Majority Sellers") wish to accept the Takeover Offer, then the Majority Sellers shall have the right exercised by notice in writing to the other Shareholder(s) (the "Drag Along Notice") to require the other Shareholder(s) to sell their Shares pursuant to the terms and conditions of the Takeover Offer, provided that:

         (a) First Ontario may require the Corporation to repay the balance of the Subordinated Loan then outstanding contemporaneously with the completion of the transaction of purchase and sale; and

         (b) if the purchase price per share payable pursuant to the Takeover Offer is less than the Sale Value, the Majority Sellers shall pay to First Ontario on the Transaction Closing Date of the Takeover Offer an amount for each Share sold by First Ontario pursuant to the Takeover Offer equal to the difference between the Sale Value and the amount paid to First Ontario pursuant to the Takeover Offer.

8.5 SECRETARY'S AUTHORITY. If any Shareholder defaults in that Shareholder's obligations to transfer Shares as contemplated by this Part 8.0 (which Shareholder is referred to in this Part 8.0 as the "Defaulting Shareholder"), the Secretary of the Corporation is authorized and directed to receive the purchase money due to such Defaulting Shareholder and to thereupon cause the names of purchasers of the Defaulting Shareholder's Shares to be entered in the registers of the Corporation as the holders of such Shares. The said purchase money shall be held in trust by the Corporation on behalf of the Defaulting Shareholder and not commingled with the Corporation's assets, except that any interest accruing thereon shall be for the account of the Corporation. The receipt by the Secretary of the Corporation for the purchase money shall be a good discharge to the purchasers and, after their names have been entered in the registers of the Corporation in exercise of the aforesaid power, the validity of the proceedings shall not be subject to question by any person. On such registration, the Defaulting Shareholder shall cease to have any right to or in respect of the purchased Shares except the right to receive, without interest, the purchase price received by the Secretary of the Corporation.


                         PART 9.0 - ADDITIONAL FINANCING

9.1 The Shareholders shall not be required to provide, directly or indirectly, any additional financing to the Corporation.

9.2 If First Ontario shall have called the Guarantee and Postponement of Claim granted by Holdings on March 20, 1998 and the Corporation requires additional funds to finance its operations, then:

         (a) if all Shareholders wish to contribute additional funds, each Shareholder shall contribute additional funds to the Corporation, pro rata based on its respective Proportionate Share, by way of subscription for shares, loan or otherwise and upon such terms and conditions as shall be agreed upon at the time of each such contribution; or

         (b) if only First Ontario wishes to contribute additional funds, First Ontario shall contribute additional funds to the Corporation by way of subscription for shares in exchange for an additional number of shares of the Corporation to be determined by a third party valuator.

                          PART 10.0 - FIRST ONTARIO PUT

10.1 PUT RIGHT. At any time following the occurrence of any of the following events:

                  (i)      maturity of the Subordinated Loan;

                  (ii)     full repayment of the Subordinated Loan;

                  (iii) sale of all or substantially all of the assets or shares of the Corporation;

                  (iv)     sale of or change in control of Holdings;

                  (v)      the death of David A.  Collins;

                  (vi)     if David A. Collins:

                           A. sells all or substantially all of his shares in SII

                           B. holds less than 10% of the common shares in the capital of SII (other than as a result of dilution arising from the issue of new shares from Treasury); or

                           C. if he ceases to hold a senior executive position with SII; or

                  (vii) a Major Default as defined in section 12.1 of this Agreement;

         (any such event being a "Put Event"), First Ontario shall have the right upon written notice to the Corporation (the "Put Notice"), to require the Corporation to purchase all of the Shares held by it (the "Put Shares").

10.2 PUT PRICE. The purchase price payable per share for the Put Shares (the "Put Price") shall be the greater of (A) $1.0 million divided by the number of Put Shares ; and (B) the product of First Ontario's Equity Interest and the greater of the following amounts:

                  (i) 3.0 times EBITDA for the 12-month period prior to the Purchase plus cash, less interest bearing debt and other financing senior to the common equity;

                  (ii) 3.0 times the average annual EBITDA for the 2 years prior to the Purchase plus cash, less interest bearing debt and other financing senior to the common equity;

                  (iii) 0.64 times the average annual revenue for the 12 month period prior to the Purchase plus cash, less interest bearing debt and other financing senior to the common equity; and

                  (iv) the value of the Corporation's shares based on the price at which the business is sold in an arm's length transaction,

                  divided by the number of common shares of the Corporation then outstanding.

For the purposes of calculating the Put Price, EBITDA and interest bearing debt will be adjusted (normalized) as follows:

                  (i) EBITDA will be increased to reflect the amount by which any SII Management Fees exceed US$20,000 in any month; and

                  (ii) Interest bearing debt will be decreased to reflect the amount by which any SII Management Fees exceed US$20,000 in any month.

10.3 PAYMENT OF THE PUT PRICE. The transaction contemplated by the Put Notice and the Put Price shall be paid and satisfied by delivery of a certified cheque payable to First Ontario within 60 days of the date of the delivery of the Put Notice (the "Put Closing Date"); provided that if the sole event giving rise to First Ontario's right to deliver the Put Notice is the death of David A. Collins, the Put Closing Date shall be the date which is on or before the 90th day following delivery of the Put Notice.

10.4 RESCIND PUT NOTICE. If the Put Price, as determined by the auditors of the Corporation, shall be materially different from the amount reasonably anticipated by First Ontario in reliance upon unaudited management financial statements available at the time the Put Notice was delivered, then First Ontario shall have the right to rescind the Put Notice and shall, in that event, not be required to complete the transaction therein contemplated.

10.5 EFFECT OF AN IPO. If the Corporation shall offer its Shares through an IPO at any time prior to the delivery of a Put Notice by First Ontario

         (a) First Ontario shall have the right to require all of the Shares held by it to be qualified in the prospectus as a secondary offering; and

         (b) from and after the IPO, First Ontario shall no longer have the right to deliver a Put Notice.


                  PART 11.0 - EQUITY EXCHANGE BY FIRST ONTARIO

11.1 EQUITY EXCHANGE. At any time after the earlier of: (i) the occurrence of a Major Default; or (ii) March 20, 1999, at its option, First Ontario shall have the right, upon written notice to the Corporation and SII, (the "Exchange Notice") to exchange all or any part of its Shares in the Corporation for voting common shares of SII (the "Exchange Option"). For the purposes of the exercise of the Exchange Option:

         (a) First Ontario's equity in the Corporation will be valued at the Put Price;

         (b) First Ontario will be issued voting common shares in SII the value of which shall be based on a price per share of 66% of the average price quoted for SII shares during the twenty (20) trading days preceding the delivery of the Exchange Notice; and

         (c) First Ontario's equity in SII acquired pursuant to the Exchange Option shall not exceed 3% of the issued and outstanding common share ownership of SII.

11.2 SUBORDINATED LOAN CONVERSION PROVISION. Upon the happening of a Major Default or any other event of default, following which First Ontario makes a demand pursuant to the SII Guarantee, should SII fail to honour the SII Guarantee within ten (10) Business Days, First Ontario shall have the right, upon written notice to the Corporation and SII, (the "Conversion Notice") to convert all or any part of the principal portion of the Subordinated Loan and all accrued but unpaid interest into voting common shares of SII (the "Conversion Option"). For the purposes of the exercise of the Conversion Option, First Ontario will be issued voting common shares in SII, the value of which shall be based on a price per share of 66% of the average price quoted for SII shares during the twenty (20) trading days proceeding the delivery of the Conversion Notice. First Ontario's equity in SII acquired pursuant to the Conversion Option shall not exceed 3% of the issued and outstanding common share ownership of SII.

11.3 EXCHANGE DEFERRAL. Unless there shall have been a Major Default which has not been remedied, in the event that SII pursues an Equity Offering, First Ontario will defer any exercise of the Exchange Option or Conversion Option for a period of twelve (12) months from the closing date of the Equity Offering, or such other period as the majority of Shareholders approve. SII will use its best efforts to ensure that any shares which have been, or may be, issued pursuant to First Ontario's exercise of the Exchange Option and/or Conversion Option (the "SII Shares") will be qualified pursuant to the prospectus filed in connection with the Equity Offering, so that the SII Shares can be freely traded. SII further covenants that it will use its best efforts to sell the SII Shares, if requested by First Ontario, as part of any such Equity Offering.


                               PART 12.0 - DEFAULT

12.1     REMEDIES ARISING UPON DEFAULT.  If:

         (a) the other Shareholder(s) shall default in their obligation to purchase the Shares of the Minority Sellers as contemplated by section 8.3;

         (b) the Corporation shall fail to honour the Put Notice or default in its obligation to pay the purchase price for the Put Shares as contemplated in Part 10.0;

         (c)      the Corporation shall be in default of its obligation under:

                  (i)      sections 4.11 [permit access],

                  (ii)     4.12 [permit access],

                  (iii)    4.13 [access of monitor] or

                  (iv) 4.14 [corporation actions requiring prior approval by First Ontario]

                  and such default remains unremedied, if the default is capable of remedy, for more than 5 days following First Ontario providing written notice of default to the Corporation;

         (d) SII, Holdings or the Corporation shall be in default of any of their obligations under this Agreement (other than the obligations of the Corporation referred to in subsection 12.1(c) hereof) and such default remains unremedied for more than 45 days following First Ontario providing written notice of the default to SII, Holdings or the Corporation as the case may be;

         (e)      the Corporation shall be in default of the provisions of:

                  (i) subsection 9.1(p) [Change in Ownership of the Corporation];

                  (ii) subsection 9.1(j) [the Corporation becomes insolvent];

                  (iii) subsection 9.1(k) [the Corporation makes a Voluntary Assignment into Bankruptcy, etc.];

                  (iv) subsection 9.1(l) [the Corporation is the subject to Involuntary Petition Proceedings which are not defended or stayed within 30 days]; or

                  (v) subsection 9.1(m) [a receiver is appointed over the assets of the Corporation]

                  of the Subordinated Loan Agreement;

         (f) the Corporation shall be in default of any of the provisions of the Subordinated Loan Agreement (other than those provisions referred to in subsection 12.1(e) hereof), and such default remains unremedied for more than 45 days following First Ontario providing written notice of default to the Corporation;

         (g) at any time, the First Ontario SII Director shall cease to be a member of the board of directors of SII, other than as a result of the death, incapacity or resignation of First Ontario's nominee and the neglect or refusal of First Ontario to put forward a replacement for election or appointment;

         (h) if First Ontario has elected to appoint a First Ontario SII Observer to the board of directors of SII, if the First Ontario Observer is not provided with timely notices of meetings and the materials circulated by SII to its directors in advance of meetings, the opportunity to attend meetings and participate at meetings (provided that such observer shall not have the right to vote at any such meetings;

         (i)      the occurrence of any of the following events:

                  (i)      a sale or change in control  of SII or Holdings;

                  (ii) SII shall fail to raise any of the additional capital for SII as contemplated in the Cash Flow Plan, or be late in raising the said capital by more than 60 days in any particular case;

                  (iii) the failure of SII to commence and maintain operations at its Stephen's facility in Arkansas, on or before October 1, 1998;

                  (iv) SII or Holdings becomes bankrupt or voluntarily seeks relief from creditors under or pursuant to any bankruptcy, insolvency or reorganization statute or proceeding; or

                  (v) a custodian, receiver, receiver-manager or trustee is appointed for SII or Holdings or for any substantial portion of the business or assets of SII or Holdings;

(any of the events enumerated in subsections 12.1(a) through (i) inclusive being a "Major Default"), from and after such Major Default and so long as the same shall continue, First Ontario, in addition to any other remedies available:

                  (i)      shall thereafter not be bound by the provisions of
                           section 5.1 hereof; and

                  (ii) may make such arrangements as it deems necessary to arrange for new financing for the Corporation.

                     PART 13.0 - GENERAL TERMS & PROVISIONS

13.1 TERMS OF SALE. Except as otherwise provided in this Agreement, whenever a transaction of purchase and sale of any of the Shares shall be effected under the provisions of this Agreement the following shall apply to the transaction of purchase and sale notwithstanding any other term herein to the contrary:

         (a) the vendor of the Shares shall convey the Shares free and clear of all claims and encumbrances whatsoever;

         (b) the transaction of purchase and sale shall be completed as herein provided or if no specific time for closing is contemplated, 20 Business Days following the expiry of the time stipulated herein for the applicable exercise of any right, option or privilege to purchase Shares unless otherwise agreed in writing by the parties to the transaction of purchase and sale;

         (c) the purchase price shall be paid by the purchaser to or to the order of the vendor by certified cheque on the closing date;

         (d) upon payment of the monies payable on the closing date, the vendor shall execute and deliver a transfer of her, his or its Shares to the purchaser, or as the purchaser may in writing direct, and upon such payment the purchaser is hereby irrevocably appointed and constituted attorney for the vendor with full power and authority to execute and deliver such transfers and other documents as may be necessary or desirable to complete such transaction of purchase and sale;

         (e) except in the case of a sale made pursuant to the Pledge Agreement hereof, if at the time of any sale, any vendor shall be indebted to the Corporation, the purchaser shall have the right out of the purchase money payable by her, him or it to pay, satisfy and discharge such indebtedness and by such sum to reduce the amount payable by him or it to the vendor;

         (f) if at the time of such sale, the vendor shall be liable or responsible for any debts, liabilities or obligations incurred by or on behalf of the Corporation, as guarantor or otherwise, the purchaser shall cause any and all such guarantees to be delivered up and canceled or shall indemnify the vendor against and save her, him or it harmless from all claims arising out of such guarantees or other obligations;

         (g) at the time of such sale, the vendor shall receive from the Corporation a release of any and all claims which it may have against her, him or it as a Shareholder and the vendor shall deliver to the Corporation a release of any and all claims (other than claims relating to unpaid shareholder loans) which she, he or it may have against the Corporation as a shareholder, save and except any claims arising out of a portion of the purchase price remaining unpaid;

         (h) the vendor shall provide the purchaser with a statutory declaration as to the vendor's status as a resident of Canada within the meaning of the Income Tax Act (Canada) or other evidence of compliance with the withholding obligations of section 116 of the said Act satisfactory to the purchasing party (acting reasonably);

         (i) except in the case of sales made pursuant to the Pledge Agreement hereof, all costs and expenses of the Corporation shall be paid by the Corporation; and

         (j) the sale shall be completed in the offices of the solicitor for the Corporation.


                    PART 14.0 - ENFORCEMENT OF THE AGREEMENT

14.1 CARRYING OUT THE AGREEMENT. The Shareholders shall at all times carry out the provisions of this Agreement.

14.2 NOMINEES. The Shareholders shall use their best efforts to cause their respective director nominees to act and vote as directors of the Corporation in order that the purpose, intent and provisions of this Agreement shall be carried out.

14.3 ACKNOWLEDGMENT. The Corporation confirms its knowledge of this Agreement and will carry out and be bound by the provisions of this Agreement to the full extent that it has the capacity and power at law to do so.

14.4 ENDORSEMENT ON SHARE CERTIFICATES. Share certificates of the Corporation shall bear the following language either as an endorsement or on the face thereof:

         "The shares represented by this certificate are subject to all the terms and conditions of an agreement made as of March 20, 1998, which restricts transfers of the shares represented by this certificate, a copy of which is on file at the registered office of the Corporation and shall be made available on demand to the holder of the shares represented by this certificate without charge."


                             PART 15.0 - ARBITRATION

15.1 ARBITRATION. If at any time during the continuance of this Agreement or after the termination thereof, any dispute, difference or question shall arise between the parties hereto or their heirs, executors, administrators, successors or permitted assigns concerning:

         (a) the construction, interpretation or effect of this Agreement or any agreement or covenant entered into pursuant to this Agreement;

         (b) the termination of this Agreement or any agreement or covenant entered into pursuant to this Agreement; or

         (c) the rights or obligations of any of the parties hereto or their heirs, executors, administrators, successors or permitted assigns,

then every such dispute, difference or question shall be submitted to and settled by arbitration.

15.2 INITIATION OF ARBITRATION PROCEEDINGS. If any party wishes to have any matter arbitrated in accordance with the provisions of this Agreement, it shall give written notice to the other party specifying particulars of the matters in dispute.

15.3 SELECTION OF THE ARBITRATOR. The arbitration shall be conducted by a single arbitrator agreed upon by the parties to the dispute. If, within 5 Business Days after notice of the matter has been given by one party to the other, the parties cannot agree upon a single arbitrator, then the arbitration shall be conducted by a single arbitrator appointed by a judge of the Ontario Court, General Division in accordance with the terms of the Arbitration Act as amended from time to time.

15.4 ARBITRATION HEARINGS. Meetings and hearings of the arbitration shall take place in the City of Toronto, Ontario and a party to the arbitration may be represented at any meetings or hearings by legal counsel.

15.5 THE DECISION. The decision of the arbitrator shall be final and binding upon the parties and shall not be subject to any appeal or review procedure provided that the arbitrator has proceeded in accordance with the rules of natural justice.

15.6 COSTS. The arbitrator may make any order it sees fit as to the costs of the arbitration and the party to bear such costs.

15.7 ARBITRATION ACT. The rules and procedures of the Arbitration Act, as amended from time to time, shall apply to any arbitration conducted hereunder, except to the extent that they are modified by the express provisions of the rules set out herein.


                               PART 16.0 - GENERAL

16.1 BENEFIT & BINDING. This Agreement shall enure to the benefit of and be binding upon the respective heirs, executors, administrators, successors and permitted assigns of the parties hereto.

16.2 ASSIGNMENT. Holdings may not assign its right or obligations under this Agreement without the prior written consent of all of the other parties hereto.

16.3     NOTICES. Any demand, notice or other communication (the
"Communication") to be given in connection with this Agreement shall be given in writing and may be given by personal delivery, by registered mail or by transmittal by facsimile addressed to the recipient as follows:

To First Ontario:                   234 Eglinton Avenue East
                                    3rd Floor
                                    Toronto, Ontario
                                    M4P 1K5
                                    Attention: Ken Delaney

                                    Facsimile: 416-487-1345

         with a copy to:            Gowling, Strathy & Henderson
                                    Suite 4900, P.O. Box 438
                                    Commerce Court West
                                    Toronto, Ontario
                                    M5L 1J3
                                    Attention: R. Douglas Kneebone

                                    Telecopier No.: (416) 862-7661

To the Corporation:                 Striker Paper Canada, Inc.
                                    100 Ormond Street South
                                    P.O. Box 10
                                    Thorold, Ontario
                                    L2V 3Y7
                                    Attention: Mr. David Collins

                                    Telecopier No.: (905) 227-8385

         with a copy to:            Lang Michener
                                    BCE Place
                                    2500 -181 Bay Street
                                    Toronto, Ontario
                                    M5J 2T7
                                    Attention: Mr. William Lambert

                                    Telecopier No.: (416) 365-1719

To Holdings or SII:                 c/o Striker Industries, Inc.
                                    One Riverway
                                    Suite 2450
                                    Houston, Texas
                                    77056
                                    Attention: Mr. David Collins

                                    Telecopier No.: (713) 622-9410

         with a copy to:            Lang Michener
                                    BCE Place
                                    2500 -181 Bay Street
                                    Toronto, Ontario
                                    M5J 2T7
                                    Attention: Mr. William Lambert

                                    Telecopier No.: (416) 365-1719

or such other address or facsimile number as may be designated by notice by any party to the other. Any Communication given by personal delivery shall be conclusively deemed to have been given on the day of actual delivery thereof and, if given by registered mail, on the 5th Business Day following the deposit thereof in a governmental public post box or governmental post office and, if given by facsimile, on the day of transmittal thereof. If the party giving any Communication knows or ought reasonably to know of any difficulties with the postal system which might affect the delivery of mail, any such Communication shall not be mailed but shall be given by personal delivery or by facsimile.

16.4 CALCULATION OF TIME. When calculating the period of time within which or following which any act is to be done or step taken pursuant to this Agreement, the date which is the reference date in calculating such period shall be excluded. If the last day of such period is not a Business Day, then the time period in question shall end on the first Business Day immediately following such non-Business Day.

16.5 FURTHER ASSURANCES. The parties hereto shall from time to time execute and deliver all such further documents and do all acts and things as the other parties may reasonably require to effectively carry out or better evidence or perfect the full intent and meaning of this Agreement.

16.6 CONFLICT WITH ARTICLES OR BY-LAWS. In the event of any inconsistency between this Agreement and the Articles or by-laws of the Corporation, the provisions of this Agreement shall prevail and the parties shall forthwith make all changes to the Articles or the by-laws as are necessary to make them not inconsistent with the provisions of this Agreement.

16.7 COUNTERPARTS. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original but all of which shall constitute but one and the same instrument.

IN WITNESS WHEREOF the parties have executed this Agreement.


                                        STRIKER INDUSTRIES, INC.


                                        Per:
                                            ------------------------------------
                                            Matthew Pond


                                        STRIKER HOLDINGS (CANADA) INC.


                                        Per:
                                            ------------------------------------
                                            Matthew Pond


                                        FIRST ONTARIO LABOUR SPONSORED
                                        INVESTMENT FUND LTD.


                                        Per:
                                            ------------------------------------
                                            Ken Delaney


                                        STRIKER PAPER CANADA, INC.


                                        Per:
                                            ------------------------------------
                                            Matthew Pond

May 18, 1998

                            SCHEDULE A - DEFINITIONS


         (a) "ACT" means the Business Corporations Act (Ontario), as amended from time to time;

         (b) "AGREEMENT" means this agreement and all schedules attached hereto and all amendments made hereto made by written agreement among the parties to this agreement;

         (c) "ARM'S LENGTH" has the meaning attributed to that term in the Income Tax Act (Canada) as amended from time to time;

         (d) "ARTICLES" means the articles of incorporation of the Corporation dated December 30, 1994 as amended from time to time;

         (e) "BUSINESS" means the business of the Corporation of manufacturing and selling dry felt products;

         (f) "BUSINESS "DAY" means a day on which banks are open for business in Toronto, Ontario other than a Saturday, Sunday or such other day as banks in Toronto, Ontario are authorized or required to be closed for business;

         (g) "CASH FLOW PLAN" means that plan provided by the Corporation to First Ontario, a copy of which is attached hereto as Schedule N to the Subordinated Loan Agreement;

         (h)      "CLOSING DATE" means March 20, 1998;

         (i) "CONFIRMATION AND ACKNOWLEDGMENT" means a duly executed and delivered confirmation and acknowledgment in the form of Schedule "B" attached to this Agreement;

         (j) "DIRECTORS", "BOARD OF DIRECTORS" OR "BOARD" means the persons who are from time to time, duly elected as directors of the Corporation;

         (k) "EBITDA" means, in respect of any particular Fiscal Period, the aggregate of each of the following for such period:

                  (i)      the Net Income;

                  (ii)     Interest Expenses;

                  (iii)    income tax expenses, including deferred income taxes;

                  (iv) depreciation and amortization expenses and other non-cash expenses; and

                  (v)      Lease Payments.

                  all as determined at the end of the said Fiscal Period by the auditors of the Corporation in accordance with GAAP.

         (l) "ENVIRONMENTAL ACTIVITY" means any past, present or future activity, event or circumstance in respect of a Contaminant, including, without limitation, its storage, use, holding, collection, purchase, accumulation, assessment, generation, manufacture, construction, processing, treatment, stabilization, disposition, handling or transportation or its Release into the natural environment including the movement through or in the air, soil, subsoil, surface water or ground water.

         (m) "ENVIRONMENTAL LAWS" means any and all federal, provincial, municipal, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, licences, agreements or other governmental restrictions having the force of law relating to the environment, occupational health and safety, health protection or any Environmental Activity

         (n) "ENVIRONMENTAL ORDERS" shall include applicable orders, decisions, or the like rendered by any ministry, department or administrative or regulatory agency relating to Environmental Laws;

         (o) "FIRST ONTARIO SII DIRECTOR" means an individual nominated by First Ontario to be appointed or elected to the board of directors of SII;

         (p) "FIRST ONTARIO SII OBSERVER" means, the individual nominated by First Ontario to act, in substitution for a First Ontario SII Director, as an observer to the proceedings and meetings of the board of directors of SII;

         (q) "FIRST ONTARIO'S EQUITY INTEREST" means First Ontario's Proportionate Share;

         (r) "EQUITY OFFERING" means a distribution of shares representing not less than 20% of the equity of SII (calculated on a fully diluted basis) through a prospectus offering;

         (s) "FISCAL PERIOD" means a period comprising four consecutive Fiscal Quarters.

         (t) "FISCAL QUARTER" means any of the fiscal quarters of the Corporation ending on the last day of March, June, September and December in each year.

         (u) "FISCAL YEAR" of an entity means the 12 month period ending on the fiscal-year end of that entity and in the case of the Corporation the 12 month period ending on December 31 of each year, provided however the Fiscal Year ending December 31, 1998 shall be deemed to include the period from the Closing Date to and including December 31, 1997;

         (v) "GAAP" means generally accepted accounting principles which are in effect in Canada from time to time applied in a consistent manner from period to period;

         (w)      "HOLDINGS BOARD" means the board of directors of Holdings;

         (x) "HOLDINGS GUARANTEE" means a certain guarantee from Holdings to First Ontario, entered into as of March 20, 1998 whereby Holdings has guaranteed the obligations of the Corporation under the Subordinated Loan Agreement;

         (y) "INTEREST EXPENSES" means, for any particular Fiscal Period, the amount which would, in accordance with GAAP, be classified on the income statement of the Corporation for such period as gross interest expense.

         (z) "IPO" means an initial public offering of shares representing not less than 40% of the participating equity of the Corporation (calculated on a fully diluted basis) through a prospectus offering;

         (aa) "LEASE PAYMENTS" means, for any particular period, the amount which would, in accordance with GAAP, be classified on the income statement of the Corporation for such period as operating or non-capital lease payment expenses.

         (bb) "MAJOR DEFAULT" shall have the meaning ascribed to that term in section 12.1;

         (cc) "NET INCOME" means, for any particular Fiscal Period, the amount which would be classified on the income statement of the Corporation for such period as net income in accordance with GAAP.

         (dd) "PERSON" includes an individual, a partnership, a joint venture, a trust, an unincorporated organization, a company, a corporation, an association, a government or any department or agency thereof and any other incorporated or unincorporated entity;

         (ee) "PLEDGE AGREEMENT" means the pledge agreement dated the date hereof between First Ontario and Holdings;

         (ff) "PROPORTIONATE SHARE" means, with respect to any Shareholder, a fraction, the numerator of which is the total number of Shares then owned by that particular Shareholder and the denominator of which is the total number of Shares then owned by all of the Shareholders;

         (gg) "PURCHASE" means, in the applicable context, a purchase of the Put Shares by the Corporation pursuant to Part 10 or the exercise of the Equity Exchange Option by First Ontario pursuant to Part 11;

         (hh) "RELATED PARTIES" means Persons who are Affiliates of the Corporation or Subsidiaries of the Corporation or who are otherwise related to the Corporation within the meaning of the Bankruptcy and Insolvency Act (Canada);

         (ii) "RELEASE" includes discharge, spray, inject, inoculate, abandon, deposit, spill, leak, seep, pour, emit, empty, throw, dump, place, escape, leach, disperse, migrate and exhaust, and when used as a noun (as applicable) has a similar meaning.

         (jj) "SALE" means the transaction of purchase and sale of the Shares held by First Ontario pursuant to a Tag Along Notice or a Demand Notice;

         (kk) "SALE AGENT" means Crosbie & Company Ltd., or such other qualified independent investment dealer, investment banker or business broker selected by First Ontario;

         (ll) "SALE VALUE" means the value of the Corporation's common Shares calculated on a per share basis as the greater of (A) $1,000,000 divided by the number of the Corporations common shares owned by First Ontario; and (B) the greater of:

                  (i) 4.0 times EBITDA for the 12-month period prior to the Sale plus cash, less interest bearing debt and other financing senior to the Corporation's common equity;

                  (ii) 4.0 times the average annual EBITDA for the 2 years prior to the Sale plus cash, less interest bearing debt and other financing senior to the Corporation's common equity; and

                  (iii) the value of the Corporation's shares based on the price at which the Business is sold in an Arm's Length transaction,

                  divided by the number of common shares of the Corporation then outstanding;

         (mm) "SENIOR LOAN AGREEMENTS" means the following loan agreements entered into between the Corporation or SII and their secured lenders (collectively, the "Secured Lenders"):

                  (i) security agreement between the Corporation and Laurentian Bank of Canada ("Laurentian") dated as of July 13, 1995, including forbearance agreement dated August 11, 1997 among the Corporation, SII, Laurentian and Ontario Development Corporation, as amended by a letter dated September 11, 1997, and the credit agreement dated March 10, 1998 among the Corporation, SII, Laurentian and Ontario Development Corporation;

                  (ii) security agreement dated as of April 25, 1995 between SII and Finova Capital Corporation and others, including a forbearance agreement dated as of the 20th day of October, 1997; and

                  (iii) security agreement to be entered into among the Corporation, Credit Union Central of Ontario Limited and So-Use Credit Union Limited pursuant to a term sheet dated December 23, 1997 among the Corporation, Credit Union Central of Ontario Limited and So-Use Credit Union Limited providing for an operating line.

                  For greater certainty, the term Senior Loan Agreements shall include any agreements which provide that the senior lender will forbear from the enforcement of its rights and remedies under the loan agreement or any agreements which amend, supplement or modify the loan agreement and/or such forbearance agreements;

         (nn) "SHARES" means all of the issued and outstanding shares of the capital stock of the Corporation now or hereafter issued and includes any shares into which such shares may be changed, reclassified, subdivided, consolidated or converted, any shares which are received by the Shareholders as a stock dividend or as a distribution payable in shares of the Corporation and any shares of the Corporation or any successor or continuing corporation to the Corporation which may be received by the Shareholders on a reorganization, amalgamation, consolidation or merger, statutory or otherwise;

         (oo) "SHAREHOLDERS" means, collectively, Holdings and First Ontario together with such other Persons as may acquire Shares pursuant to the provisions of this Agreement and become parties to this Agreement;

         (pp) "SUBORDINATED LOAN" means a term loan in the principal amount of $1,500,000 made by First Ontario to the Corporation pursuant to the Subordinated Loan Agreement; and

         (qq) "SUBORDINATED LOAN AGREEMENT" means a certain loan agreement of even date made between the Corporation and First Ontario pursuant to which First Ontario agrees, inter alia, to advance the Subordinated Loan.

                                   SCHEDULE B
                         CONFIRMATION AND ACKNOWLEDGMENT

The undersigned hereby confirms receipt of a true copy of a certain shareholders agreement made as of March 20, 1998 entered into among FIRST ONTARIO LABOUR SPONSORED INVESTMENT FUND LTD., STRIKER PAPER CANADA, INC. and STRIKER INDUSTRIES, INC., which agreement is referred to herein as the "Shareholders Agreement".

In consideration of the issue of Shares (as defined in the Shareholders Agreement) of Striker Paper Canada to the undersigned, the undersigned hereby agrees to be bound by the terms of the Shareholders Agreement as if the undersigned had executed the same as an original signatory thereto.

Dated this ____ day of _________, 199_.



                                            ------------------------------------
                                            Per: